Exhibit 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record 2007 First-Quarter Financial Results

•    First-Quarter Net Income up 107.7% on a 22.6% Increase in Quarterly Sales

•    Management Optimistic About 2007

FAIRPORT HARBOR, OHIO – April 30, 2007 – OurPet’s Company (OTC BB:OPCO): a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for the 2007 first quarter ended March 31, 2007.

Net revenues for the 2007 first quarter increased 22.6 percent to $2,583,370 from $2,107,441 in the same period a year ago. Gross margin, as a percent of sales for the 2007 first quarter, was 26.6 percent compared to 26.5 percent in the 2006 first quarter. Net income for the 2007 first quarter increased 107.7 percent to $115,513 compared to $55,619 for the 2006 first quarter. Earnings, before interest, taxes, depreciation and amortization (EBITDA), for the 2007 first quarter, increased 51.0 percent to $269,101, compared to $178,213 for the 2006 first quarter.

Dr. Steven Tsengas, President and CEO, stated, “We are very pleased with how the year has started out. March was our second month of over $1,000,000 in gross revenues in the last five months. The 22.6 percent quarterly sales increase was primarily a result of our existing products, which demonstrates the strength of our brands. We expect to begin shipping our recently introduced new brands of innovative products at the beginning of the third quarter, and anticipate these new products will begin to positively impact our financial results as early as the 2007 fourth quarter.

“While we are happy with our 22.6 percent increase in sales, we are ecstatic about our 107.7 percent increase in net income. Our net margin increased 1.9 percentage points to 4.5 percent from 2.6 percent in the 2006 first quarter. This demonstrates our ability to drive profitable sales and we expect income to continue to increase at a much faster percentage rate than sales.”

Dr. Steve concluded, “During the quarter, we strengthened our Board of Directors with the appointment of Dr. Fraser, DVM, we introduced three new brands, signed a 20 year renewable product agreement with our strategic supplier in India, and successfully completed the expansion of our warehouse at our headquarters. We continue to sign on new customers, as we are consistently recognized by the pet industry for our high-quality, innovative pet products, exceptional customer service and on-time delivery. We are excited about our future and expect the seasonally strong second half of the year to show very favorable comparables over the same period last year.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Follow—

OURPET’S COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2006
Net revenue	$2,583,370	$2,107,441
Cost of goods sold	1,896,505	1,548,078

Gross profit on sales	686,865	559,363
Selling, general and administrative expenses	534,680	439,458

Income from operations	152,185	119,905
Acquisition consolidation expenses	—	55,292
Other income and expense, net	(2,068)	(25,714)
Interest expense	38,740	34,708

Income before income taxes	$115,513	$55,619
Income tax expense	—	—

Net income	$115,513	$55,619

Basic and Diluted Earnings Per Common Share
After Dividend Requirements For Preferred Stock:
Net Income	$0.01	$—

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	17,137,861	15,274,199

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
ASSETS
Cash and equivalents	$59,603	$30,400
Receivables, net	1,219,068	1,160,832
Inventories	2,760,558	2,848,980
Prepaid expenses	135,282	48,231

Total current assets	4,174,511	4,088,443
Property and equipment, net	2,167,834	2,058,201
Other	329,012	329,735

Total assets	$6,671,357	$6,476,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$1,547,570	$1,548,911
Accounts payable	1,070,263	1,020,645
Accrued expenses	178,139	164,973

Total current liabilities	2,795,972	2,734,529
Long-term debt	171,403	211,132
Stockholders’ equity	3,703,982	3,530,718

Total liabilities and stockholders’ equity	$6,671,357	$6,476,379

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